Exhibit 10.1

AGREEMENT AND AMENDMENT NO. 2
TO OPERATING AGREEMENT OF CINCINNATI BELL WIRELESS LLC

     This AGREEMENT AND AMENDMENT NO. 2 (this “Amendment”), dated as of August 4, 2004 (the “Effective Date”), to the Operating Agreement of CINCINNATI BELL WIRELESS, LLC (the “Company”), dated as of December 31, 1998, as amended as of October 16, 2003 (the “Agreement”), is by and among AT&T WIRELESS PCS, LLC, a Delaware limited liability company (“AT&T PCS”), AT&T WIRELESS SERVICES, INC., a Delaware corporation (“AT&T”), CINCINNATI BELL WIRELESS HOLDINGS LLC, a Delaware limited liability company (“CBW”), CINCINNATI BELL, INC., an Ohio corporation (“CBI”), the Company, and CINGULAR WIRELESS LLC, a Delaware limited liability company (“Cingular”). Capitalized terms used but not defined in this Amendment have the meanings given to them in the Agreement.

     WHEREAS, AT&T PCS is a wholly-owned subsidiary of AT&T;

     WHEREAS, Cingular Wireless Corporation, a Delaware company (“Cingular Corporation”), and Cingular have entered into that certain Agreement and Plan of Merger, dated as of February 17, 2004, by and among AT&T, Cingular Corporation, Cingular and Links I Corporation and, for certain limited purposes, SBC Communications, Inc. and BellSouth Corporation, as it may be amended from time to time (the “Merger Agreement”), whereby Cingular Corporation will acquire AT&T and AT&T PCS (the “Merger”);

     WHEREAS, on the Effective Date, Cingular and the Company have entered into the following agreements: (i) the Roaming Agreement for GSM (the “GSM Roaming Agreement”), and (ii) the Intercarrier Roamer Service Agreement (the “TDMA Roaming Agreement”).

     WHEREAS, in connection with the Merger, the parties wish to make various amendments to the Agreement, certain of which are to be effective at such time (the “Consummation”) that is immediately after and subject to the closing of the Merger, and to agree upon certain other matters.

     NOW, THEREFORE, in consideration of the recitals and of the mutual promises, covenants and other agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

A. Amendments to the Agreement.

1. Effective upon the Consummation, Section 1.4(c) is deleted in its entirety.

2. Effective upon the Consummation, the definitions in Section 1.7 of the Agreement are amended as follows:

2.1 The definition of “Conflict Transaction” in Section 1.7 of the Agreement is replaced with the following:

     “Conflict Transaction” means any of the following: (a) any transaction or agreement between the Company, on the one hand, and any Member Group or its Affiliates on the other hand, (b) any other matter involving the Company with respect to which a Member Group or its Affiliates may have interests that differ in a material respect from the interests of the Company (because of other activities of such Member Group or Affiliates, or otherwise), including, without limitation, (x) transfer pricing, (y) cost and profit sharing, and (z) the allocation of revenues and costs to the Company’s products and services when offered in combination with other products or services provided by any Member Group or its Affiliates or the setting of the price, terms and conditions of the sale of the Company’s products and services when such sale depends on the customer’s separate purchase or separate use of products or services provided by any Member Group or its Affiliates, and (c) any other matter in which the Company is treated in a manner materially less favorable than any other business unit controlled directly or indirectly by CBI or an affiliate of CBI.

2.2 The definition of “GSM Roaming Agreement” in Section 1.7 of the Agreement is replaced with the following: “GSM Roaming Agreement” means the GSM Roaming Agreement dated as of August 4, 2004 by and between Cingular and the Company.

2.3 The definition of “Related Agreements” in Section 1.7 of the Agreement is replaced with the following:

     “Related Agreements” means (i) this Agreement, as amended, (ii) the Schedule 3.6 Allocation Method Agreement dated as of September 24, 2002, (iii) the Assignment and Assumption Agreement (AWE) between AT&T Wireless PCS, Inc and Cincinnati Bell Wireless LLC dated as of December 31, 1998, (iv) the Construction Services, Management and Switching Agreement (Dayton A-Block) between Cincinnati Bell Wireless LLC and AT&T Wireless PCS, LLC dated as of October 16, 2003, (v) the Short-Term De Facto Transfer Spectrum Lease Agreement (Cincinnati A-Block) between AT&T Wireless PCS LLC and Cincinnati Bell Wireless LLC dated as of March 31, 2004, (vi) the Long-Term De Facto Transfer Spectrum Lease Agreement to be executed upon the Consummation of the Merger, between AT&T PCS and the Company (upon effectiveness of such agreements, (vii) the Intercarrier Roamer Service Agreement between Cingular Wireless LLC and Cincinnati Bell Wireless LLC dated as of August 4, 2004, (viii) Roaming Agreement for GSM and/or 3GSM between Cingular Wireless LLC and Cincinnati Bell Wireless LLC dated as of August 4, 2004, (ix) Letter Agreement (GE Aircraft Engineer) dated as of March 13, 2004, (x) Roaming Administration Services Agreement between AT&T and the Company, dated December 31, 1998 (terminating December 31, 2004), and (xi) National Account Carrier Agreement between AT&T Wireless Services National Accounts, Inc. and the Company, dated as of October 16, 1998.

2.4 The definition of “Significant Event” in Section 1.7 of the Agreement is replaced with the following:

     “Significant Event” means any of the following:

     (i) any Super Majority Event;

     (ii) approval of additional calls for capital contributions; or

     (iii) incurrence by the Company of indebtedness for borrowed money from any member of the CBW Member Group or the loaning of money from the Company to any member of the CBW Member Group, other than the Revolving Credit Note dated July 1, 1999 by and between Cincinnati Bell Wireless LLC and Cincinnati Bell Wireless Company, which survives according to its terms; provided however, that any amendment to such Revolving Credit Note will be a Significant Event.

2.5 The definition of “Super Majority Event” in Section 1.7 of the Agreement is replaced with the following:

     “Super Majority Event” means any of the following:

     (i) sale, lease, conveyance, license, exchange, transfer or other disposition of all or substantially all of the Company’s assets or of any asset that can be reasonably expected to have a material adverse impact on the Business or the ability of the Company to provide Company Communications Services;

     (ii) a merger or consolidation of the Company with another Person or direct or indirect purchase or acquisition of another Person;

     (iii) substantial elimination of retail distribution by the Company of its services;

     (iv) issuance by the Company of any Interests to any Person, other than Members who are Wholly Owned Subsidiaries of AT&T or CBI;

     (v) any decision that the Company’s financial statements for any fiscal year shall not be audited; or

     (vi) a binding agreement to do any of the foregoing.

2.6 The following definitions are added:

     “Call” shall have the meaning set forth in Section 7.4(d)(i) of this Agreement.

     “Call Notice” shall have the meaning set forth in Section 7.4(d)(iii) of this Agreement.

     “Call Value” shall have the meaning set forth in Section 7.4(d)(i) of this Agreement.

     “Consummation” shall have the meaning set forth in the Recitals of this Amendment.

     “HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     “Governmental Approvals” shall have the meaning set forth in Section 7.4(e) of this Agreement.

     “Merger” shall have the meaning set forth in the Recitals of this Amendment.

     “Merger Agreement” shall have the meaning set forth in the Recitals of this Amendment.

     “Put” shall have the meaning set forth in Section 7.4(c) of this Agreement.

     “Put Value” shall have the meaning set forth in Section 7.4(c) of this Agreement.

     “Sale Document” shall have the meaning set forth in Section B.6 of this Amendment.

3. Effective upon the Consummation, Section 2.2(b)(i) is deleted in its entirety and replaced with the following:

     (a) (i) After the initial capital contributions described in paragraph (a) above and until the second anniversary of the date hereof, the capital requirements of the Company shall be funded by borrowing by the Company, provided that if the Company is not able to borrow at rates not more than 2% per annum higher than the higher of the rates available to AT&T or CBI, the Member Committee shall have the right to call for additional capital contributions unless AT&T agrees to participate (in proportion to its Interest) with CBI in such guarantees or other security arrangements as may be required to enable the Company to borrow at such rates. Thereafter, subject to obtaining AT&T PCS Member Group approval under Section 6.3(b), the Member Committee shall have the right to call for additional borrowing or capital contributions (which call shall be a condition to any Member’s obligation to make any such additional capital contribution). Such calls for capital contributions shall insofar as practicable be in accordance with the Company’s annual budget for the applicable year, and shall be made no less than 60 days prior to the due date for any contributions. Each Member Group shall have the right, but not the obligation, to make its pro rata portion of any such capital contribution by delivering written notice of its irrevocable determination to do so to the Company within 30 days of the written decision of the Member Committee to call for such capital contribution or, if later, within 10 days of the Fair Market Value determination. If any Member Group does not deliver such notice to the Company or make such contribution, the other Member Group shall have the right to fund all or part of the amount called for by the Member Committee as it determines in its sole discretion. Such contributions, when made by a Member, shall be credited to such Member’s Capital Account as of the date paid.

4. Effective upon the Consummation, Sections 5.3(a) and (b) are deleted in their entirety and replaced with the following:

     (a) Books of Account and Records. Proper and complete records and books of accounts of the Company business for tax and financial purposes, including all such transactions and other financial or tax matters as are usually entered into records and books of account maintained by Persons engaged in businesses of like character or as are required by law, shall be kept by the Company at the Company’s principal office and place of business. The Member Committee may delegate to a third party or any Member the duty to maintain and oversee the preparation and maintenance of such records and books of account. Books and records maintained for financial purposes shall be maintained in accordance with GAAP, and books and records maintained for tax purposes shall be maintained in accordance with the Code and applicable Treasury Regulations.

     (b) Inspection. The records and documents described in Section 5.3(a) (the “Tax and Financial Books and Records”) shall be open to inspection and copying by any of the Members or their Representatives at any reasonable time during business hours; provided, however, that the AT&T PCS Member Group shall use the information contained in the Tax and Financial Books and Records solely for accounting and tax purposes. The AT&T PCS Member Group shall not have inspection and copying rights with respect to any books and records of the Company other than the Tax and Financial Books and Records. Notwithstanding anything in the Act (including Section 1705.22 of the Act) or this Agreement to the contrary, the CBW Member Group and their Representatives shall have the right to keep confidential from the AT&T PCS Member Group or any other Member or Representative, in their capacities as such, any information of the Company other than such information contained in the Tax and Financial Books and Records.

5. Effective upon the Consummation, Section 5.4 is deleted in its entirety and replaced with the following:

     5.4 Financial Statements. Within 120 days after the end of each fiscal year, and 60 days after the end of each calendar quarter, the Member Committee shall cause to be furnished to each Member financial statements with respect to such fiscal year or quarter of the Company, consisting of (i) a balance sheet showing the Company’s financial position as of the end of such fiscal year or quarter, (ii) supporting profit and loss statements, (iii) a statement of cash flows for such year or quarter and (iv) Member’s Capital Accounts, provided that prior to such dates the Company shall provide to each Member on a timely basis such financial information as may be required to permit each Member Group to prepare its annual and quarterly financial reports. The annual financial statements of the Company shall, unless the Members determine otherwise, be audited (which audit shall be conducted in accordance with GAAP) and certified by an independent firm of certified public accountants selected by the CBW Member Group (which firm may be the firm regularly engaged by any one or more of the Members).

6. Effective upon the Consummation, Sections 5.5(c) and (d) are deleted in their entirety and replaced with the following:

     (c) Company Tax Returns. The Tax Matters Partner will prepare or cause to be prepared the domestic and foreign tax returns and information returns for the Company at no charge to the Company, except for all reasonable out-of-pocket expenses (including accounting fees, if any). Any and all other tax returns shall be prepared in a manner directed by the Tax Matters Partner consistent with the terms of this Agreement. Each Member shall provide such information, if any, as may be reasonably requested by the Company for purposes of preparing such tax and information returns including, without limitation, the adjusted tax basis for Federal income tax purposes of the assets contributed by AT&T PCS pursuant to Section 2.2(a). The Company shall use its best efforts to (i) cause copies of all tax returns to be submitted to each Member of the CBW Member Group 30 days before the date due, including extensions and (ii) deliver to each Member of the CBW Member Group within 90 days after the end of each taxable year any additional information in the possession of the Company that the Members of the CBW Member Group may require for the preparation of their own income tax returns.

     (d) Tax Audits. CBW shall be the “tax matters partner,” as that term is defined in Code section 6231(a)(7) (the “Tax Matters Partner”) with all of the rights, duties and powers provided for in sections 6221 through 6232, inclusive, of the Code, provided that the Tax Matters Partner shall not pay or agree to pay any audit assessment, or any amount in settlement or compromise of any litigation, in respect of income tax liability of the Members attributable to the Interests in the Company, in excess of $500,000 in any one instance or series of related instances, unless approved by the Member Committee. The Tax Matters Partner, as an authorized representative of the Company, shall direct the defense of any tax claims made by the Internal Revenue Service or any other taxing jurisdiction to the extent that such claims relate to adjustment of Company items at the Company level and, in connection therewith, shall retain and cause the Company to pay the fees and expenses of counsel and other advisors chosen by the Tax Matters Partner. The Tax Matters Partner shall also be responsible for filing a timely election of form 8832 and for timely filing for all other elections made by the Company. All reasonable expenses of the Tax Matters Partner and its Affiliates (including reasonable internal time charges and reasonable disbursements) and other reasonable fees and expenses in connection with such defense shall be borne by the Company. Except as provided in Article 9, neither the Tax Matters Partner nor the Company shall be liable for any additional tax, interest or penalties payable by a Member or any costs of separate counsel chosen by such Member to represent the Member with respect to any aspect of such challenge.

7. Effective upon the Consummation, Sections 6.1(a), (b), (c) and (e) are deleted in their entirety and replaced with the following:

     (a) Number of Representatives. The Member Committee shall consist of three (3) individuals (each, a “Representative”), the CBW Member Group having the right to appoint all three Representatives, each of whom may be employees of CBW or its

Affiliates. The Representatives shall not be “managers” of the Company as such term is used in the Act.

     (b) Representatives. The Representatives of the Member Committee are:

CBW Member Group:

Mike Vanderwoude
Dennis Hinkel
Jim Reynolds

     (c) Vacancies. Each Representative shall hold office until death, resignation or removal at the pleasure of the CBW Member Group. If a vacancy occurs on the Member Committee, the Managing Member of the CBW Member Group shall appoint such Representative’s successor.

     (e) Selection of Company Employees. The Member Committee may also employ and retain such Persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Member Committee), including employees and agents who may be designated as officers with titles including but not limited to “chief executive officer,” “president,” “vice president,” “treasurer,” “secretary,” “general manager,” “director” and “chief financial officer,” as and to the extent authorized by the Member Committee.

8. Effective upon the Consummation, Sections 6.2(a), (b), (d), (e) and (f) are deleted in their entirety and replaced with the following:

     (a) Regular Meetings. The Member Committee shall meet no less frequently than four times each calendar year in Cincinnati, Ohio, or such other place within or outside of Ohio agreed to by the Member Committee.

     (b) Special Meetings. A special meeting of the Member Committee or the Members shall be held at the request of any Member of the CBW Member Group. The location of such meeting shall be in Cincinnati, Ohio, or such other place within or outside of Ohio agreed the CBW Member Group.

     (d) Notices. Notices of regular meetings and special meetings of the Member Committee or the Members may be given by any Representative or any Member of the CBW Member Group, and shall state the date, hour and purpose of the meeting. All such notices shall be accompanied by an agenda for the meetings, as well as (to the extent practicable) the texts of all resolutions proposed to be adopted at such meetings. No item may be discussed if not on the agenda unless a quorum is present and the Representatives present waive notice of the additional item(s). Notice of a regular or special meeting shall be given by facsimile, confirmed by certified mail, return receipt requested not less than 14 days (in the case of a regular meeting) or 72 hours (in the case of a special meeting) before the date of the meeting to each Representative at the facsimile number and address provided by the Representative to the Company from time to time. Any Representative may waive, as to such Representative only, in writing, the requirements for notice before, at or after a meeting.

     (e) Quorum. At each meeting of the Member Committee or the Members, (i) the presence in person or by telephone of at least two (2) Representatives shall be necessary to constitute a quorum for the transaction of business for a meeting of the Member Committee and (ii) the presence in person or by telephone of at least one Member of each Member Group shall be necessary to constitute a quorum for the transaction of business for a meeting of the Members.

     (f) Written Consents. Any action required or permitted to be taken at a meeting of the Member Committee or the Members may be taken without a meeting, but upon the requisite notice as provided in paragraph (d) above, if (i) at a meeting of the Member Committee, the requisite Representatives of the Member Committee consent thereto in writing or (ii) at a meeting of the Members, the requisite Member of each Member Group consents thereto in writing.

9. Effective upon the Consummation, Section 6.3 is deleted in its entirety and replaced with the following:

     6.3 Actions by Member Committee and/or AT&T PCS Member Group.

          (a) Scope of Authority. The Member Committee shall have full power and authority to direct and control the business affairs of the Company except with respect to those matters reserved specifically to the Members in Section 6.4, and subject to the right of the Member Committee to delegate such power and authority to Persons responsible for day-to-day operation of the Company (it being understood that authority to undertake Significant Events prior to approval by the Member Committee shall not be so delegated).

          (b) Actions Requiring Member Committee and AT&T PCS Member Group Approval. All Significant Events require approval of the Member Committee and the AT&T PCS Member Group.

          (c) Approval Requirements.

     (i) Consent or approval of the Member Committee shall mean the affirmative vote of a majority of the Representatives voting at a duly held meeting of the Member Committee.

     (ii) Each Representative shall be entitled to one vote on all matters submitted to a vote of the Member Committee; provided that if one or more Representatives are absent or not appointed because of a vacancy on the Member Committee or otherwise, then any other Representative of such absent

Representative’s Member Group present at the meeting shall have the right to cast the votes of such absent Representatives.

     (iii) The Company shall provide each Representative of the Member Committee with (A) adequate notice (in light of the time frame in which approval is sought) of the substance of any matter requiring the approval of the Member Committee in order to afford such Representative sufficient time to review such matter and the Company’s analysis thereof and (B) an opportunity to consult with the management of the Company regarding such matter and possible alternatives prior to the meeting at which approval is sought; provided that any alleged noncompliance with the provisions of this paragraph (iii) shall not affect the validity of any consent or approval pursuant to paragraphs (i) and (ii) above.

     (d) Subsequent Budgets. The Member Committee shall adopt an annual budget for the operations of the Company, which budget shall be in at least as much detail and cover the same matters as the initial budget. The proposed budget shall be presented to the Member Committee no later than 60 days prior to the commencement of each fiscal year of the Company.

10. Effective upon the Consummation, Section 6.5 is deleted in its entirety and replaced with “Intentionally Deleted.”

11. Effective upon the Consummation, Section 6.7 is deleted in its entirety and replaced with the following:

     6.7 Conflict Transactions. The Members recognize that due to the wide range of communications activities that AT&T PCS and CBW, and their respective Affiliates engage in, and the presence in Cincinnati of CBW and its Affiliates, there will be numerous occasions of Conflict Transactions. All Conflict Transactions, regardless of whether approved by the Member Committee, shall be on terms no less favorable to the Company (and the Company shall not grant terms to any Member Group or its Affiliates on terms more favorable to such Member Group of Affiliate) than would be available to or from the Company in an arm’s length transaction with an unrelated party and the Company shall not engage in any such Transaction if it would not have engaged in it with such an unrelated party.

12. Effective upon the Consummation, Section 6.8 is deleted in its entirety and replaced with the following:

     (a) The Members and any Person affiliated with any of the Members may engage in or possess an interest in other business ventures in which the Company is not a party, and may engage in any other activities, of every kind and description, (whether or not competitive with the business of the Company or otherwise affecting the Company), independently or with others in which the Company is not a party, and shall owe no duty or liability to the Company, its Members or their Affiliates in connection therewith except as expressly set forth in this Agreement.

13. Effective upon the Consummation, Section 6.9 is deleted in its entirety and replaced with “Intentionally Deleted.”

14. Effective upon the Consummation, Section 6.10 is amended by changing the CBW Member Group First Tier Executive to Neil Heslop.

15. Effective upon the Consummation, Sections 6.11(c), (d), (f) and (g) are deleted in their entirety and replaced with the following:

     (c) Limitations. Unless CBW or any of its Affiliates is required by applicable law or regulation to charge otherwise, the Company shall not be charged an amount for any services performed hereunder in excess of the amount at which such services would be available in an arm’s length transaction with an unrelated third party.

     (d) Payments. Following the date hereof, within thirty (30) days after the close of the first full calendar quarter and for each quarter thereafter during the term of this Agreement, the Providing Party shall provide the Company with a statement setting forth in reasonable detail the Out-of-Pocket Expenses and Cost Allocations incurred during that quarter. The Company shall pay for such items within thirty (30) days of the receipt of the statement.

     (f) Books and Records. Reasonable documentation of expenses and cost allocations under this Section 6.11 shall be provided to the Company in all cases. The Company, AT&T PCS, CBW, and their Affiliates shall keep or cause to be kept accounts and complete books and records with respect to the provision of services to the Company, showing all related costs, expenditures and allocations, and any and all other records necessary, convenient or incidental to recording the financial aspects of the provision of services to the Company, including the calculation of Cost Allocations and Out-of-Pocket Expenses pursuant to the foregoing. The Company shall have access, at all reasonable times during normal business hours, to the books and records maintained by AT&T PCS, CBW or their Affiliates pursuant to the foregoing and shall be entitled to make any copies of such records as it deems appropriate.

     (g) Other Sources. If AT&T PCS questions in good faith whether the amount CBW or its Affiliates charges the Company for any services performed hereunder exceeds the amount at which such services would be available in an arm’s length transaction with an unrelated third party (irrespective of whether a greater amount is required by applicable law or regulation), the Company shall either demonstrate to the reasonable satisfaction of AT&T PCS that the charges do not so exceed such amount, or are otherwise not available to the Company at a lower cost, or the Company shall obtain such services from another source.

16. Effective upon the Consummation, Section 6.12 is deleted in its entirety and replaced with the following:

     6.12 System Requirements

     (a) Construction. The Company hereby agrees to construct a PCS System using the most current version of TDMA IS-136 technology to provide Company Communications Services covering the Territory on a schedule no less rapid than is set forth in the minimum build-out-plan, set forth on Schedule 6.12(a), including, without limitation, the components set forth on such Schedule.

     (b) Intentionally Deleted.

     (c) Microwave Relocation. The Company will arrange for all necessary microwave relocation in connection with its License and pay, assume or (if applicable) reimburse AT&T PCS or its Affiliates for any obligation to pay any reasonable costs incurred by it or AT&T PCS in connection with any such microwave relocation. AT&T PCS shall bear its own costs for microwave relocation in connection with the portion of the A Block FCC Radio Station Authorization bearing (prior to contribution) call sign KNLF 235 retained by AT&T PCS.

     (d) Service Features. The Company’s PCS System will offer the features set forth in Schedule 6.12(d). The provisions of this Section 6.12 shall not be construed to limit the features the Company may offer, provided such offering does not interfere with the offering of features required in this paragraph (d).

     (e) Intentionally Deleted.

     (f) Long Distance Services. Subject to the Company’s existing volume commitments to AT&T and AT&T Corp., the Company shall offer CBI and any of its affiliates a right of first refusal to provide interstate and intrastate long distance services to the Company; provided that the rates offered by CBI are competitive with those available from other long distance providers and are at least as favorable to the Company in the aggregate as those provided by CBI to CBI’s other comparable wireless customers.

     (g) Intentionally Deleted.

     (h) Intentionally Deleted.

     (i) Intentionally Deleted.

     (j) Intentionally Deleted.

     (k) Intentionally Deleted.

17. Effective upon the Consummation, Section 6.14 is deleted in its entirety and replaced with “Intentionally Deleted.”

18. Effective upon the Consummation, Section 6.16 GSM Preference is deleted.

19. Effective upon the Consummation, Section 7.2 is deleted in its entirety and replaced with the following:

     7.2 Transfer of Member’s Interest to a Subsidiary. Subject to Sections 7.3(g), a Member of the AT&T PCS Member Group may transfer all or any part of its Interest to any Affiliate of AT&T, and a member of the CBW Member Group may transfer all or any part of its Interest to any Affiliate of CBI (any Person to which a transfer is permitted under this Section 7.2 being referred to herein as a “Section 7.2 Transferee”); provided that prior to any such transfer, the transferring Member shall deliver to the other Members a notice setting forth the identity of the transferee and stating that such transferee complies with the condition above, and shall provide such other information as the other Members may reasonably request in connection therewith. Subject to Sections 7.3(g), a Section 7.2 Transferee shall be admitted as a Member at the time such Person executes this Agreement or a counterpart to this Agreement, which evidences such Person’s agreement to be bound by the terms and conditions of this Agreement. The transferring Member shall promptly deliver this Agreement or such counterpart as so executed to the other Members.

20. Effective upon the Consummation, Section 7.3(f)(ii) is deleted in its entirety and replaced with the following:

     (iv) At the closing of any sale of an Interest to a third party pursuant to this Section 7.3, such third party shall execute this Agreement or a counterpart to this Agreement and shall be bound by the provisions of and assume the obligations of the Selling Group under such Agreement. The Selling Group shall not be relieved of any of its obligations under this Agreement arising prior to such sale, to the extent such obligations shall not be discharged by the third party, but the Selling Group shall be relieved of any obligations under this Agreement arising subsequent to such sale with respect to the Interest being transferred; nothing herein shall be construed to relieve any Member of the Selling Group of any obligations under any Related Agreement. The Selling Group and the third party shall execute such documents as the other Member Groups shall reasonably request to evidence such assumption and continuing obligations. Any sale to a third party pursuant to this Section 7.3 may be structured as two or more transfers of part of the Interest being sold, which taken together effectuate a transfer of the entire Interest, all of which shall be consummated within 15 months from the date of closing of the first of such transfers.

21. Effective upon the Consummation, the title to Section 7.4 is replaced with the following:

     7.4 Tag-Along Right; Put; Call.

22. Effective upon the Consummation, Section 7.4(c) is deleted in its entirety and replaced with the following:

     (c) Put. Commencing on September 30, 2005, and at any time thereafter, or if at any time the Member Committee shall call for additional capital contributions (unless such capital call shall have been approved by the AT&T PCS Member Group), and upon the written demand of AT&T PCS, CBI on behalf of itself and/or its Affiliates shall purchase all the Interests of the AT&T PCS Member Group for a cash purchase price, payable by wire transfer in immediately available funds, in an amount (the “Put Value”) equal to $83.0 million dollars accreting daily at an annual rate of 5% compounding monthly after September 30, 2005 to and including the date of the closing of the transfer (the “Put”). Any such demand by AT&T PCS shall be in writing and given to CBI (the “Put Notice”) (which may be delivered prior to September 30, 2005) and shall specify a closing date, subject to obtaining any Governmental Approvals required for closing, not less than 60 nor more than 180 days following the date of the Put Notice, but in no event shall such closing be before September 30, 2005 (other than for a Put which arises as a result of a capital call). At such closing, AT&T PCS shall represent and warrant only that the AT&T PCS Member Group has good and marketable title to the Interests being sold, free and clear of all Liens and has the power and authority to transfer the Interest free of any conflict with the terms of any material agreement, law, order or instrument binding upon it and shall deliver the instrument of assignment attached hereto as Exhibit A. AT&T PCS, CBI and CBW shall cooperate to achieve the transfer of the Interests through a structure taking into account the relative tax considerations of the Members in connection with such transfer. Upon the closing, the AT&T PCS Member Group shall be relieved of all obligations under this Agreement and CBI and the AT&T PCS Member Group will enter into a release agreement substantially in the form attached hereto as Exhibit B. Notwithstanding this Section 7.4(c), in the event that prior to such closing, CBI delivers the Call Notice for a closing to occur prior to September 30, 2005, the purchase of the Interests of the AT&T PCS Member Group shall be made pursuant to Section 7.4(d) provided that in no event shall the closing occur at a date later than the date that the closing of the Put would have occurred pursuant to the Put Notice. Moreover, notwithstanding anything in this Agreement to the contrary (including without limitation Section 7.3(g)), no transfer of any Interests by the CBW Member Group pursuant to Section 7.2 of the Agreement shall relieve CBI (or any successor) of its obligations pursuant to this Section 7.4(c).

23. Effective upon the Consummation, the following new subsections (d) and (e) are added to the end of Section 7.4:

     (d) Call.

     (i) Right to Call; Value. Commencing on the Consummation, and at any time thereafter, CBI and/or any of its Affiliates shall have the option to purchase the Interests owned by the AT&T PCS Member Group in the Company (the “Call”) for a purchase price equal to an amount that is $85.0 million dollars accreting daily at an annual rate of 5% compounding monthly from the Effective Date to and including the date of closing of the Call (the “Call Value”). If the closing of the Call has not occurred prior to September 30, 2005, then on such date, the Call Value shall be adjusted down to $83.0 million and shall begin accreting again on the same terms from such date. AT&T PCS, CBI and CBW shall cooperate to achieve the transfer of the Interests through a structure taking into account the relative tax considerations of the Members in connection with such transfer.

     (ii) Payment of Purchase Price. The purchase price shall be payable at the closing by wire transfer of immediately available funds.

     (iii) Notice, Timing and Representations. If CBI elects to exercise the Call, then CBI shall give written notice to AT&T PCS of its irrevocable election to exercise the Call (the “Call Notice”). The Call Notice shall specify a closing date, subject to obtaining any Governmental Approvals required for closing, of not less than 60 nor more than 75 days following the date of the Call Notice. At such closing, AT&T PCS shall represent and warrant only that the AT&T PCS Member Group has good and marketable title to the Interests being sold, free and clear of all Liens and has the power and authority to transfer the Interest free of any conflict with the terms of any material agreement, law, order or instrument binding upon it and shall deliver the instrument of assignment attached hereto as Exhibit A. Upon the closing, the AT&T PCS Member Group shall be relieved of all obligations under this Agreement and CBI and the AT&T PCS Member Group will enter into a release agreement substantially in the form attached hereto as Exhibit B.

     (e) Governmental Approvals. In the event that any approvals, consents, authorizations, clearances, exemptions, waivers or similar affirmations of any governmental or regulatory authority including those required pursuant to the HSR Act (“Governmental Approvals”) are required to close the transactions contemplated pursuant to Section 7.4(c) or (d) hereof, the parties agree that any filings or requests for any Governmental Approvals shall be prepared and filed with the appropriate governmental agency within 10 business days from the receipt of the Put Notice or Call Notice, as the case may be, but in any event no later than April 1, 2005 if permitted by such governmental agency and if not, no later than the earliest date such filing is permitted thereafter. The parties agree to use their best efforts to obtain all Governmental Approvals by the applicable scheduled closing date, or sooner if practicable, and notwithstanding the generality of the foregoing, (i) to use their best efforts to respond as promptly as practicable to all inquiries received from the applicable governmental agencies or committees for additional information or documentation, (ii) to notify each other promptly of all correspondence, filings or communications with such party or its representatives, (iii) to furnish each other with such necessary information and reasonable assistance as such other party may request in connection with their preparation of all filings relating to the Governmental Approvals, and (iv) all filing fees in connection with any filings required with respect to the HSR Act shall be shared equally by CBI and AT&T PCS. In no event shall any Affiliate of CBI be permitted to participate in the exercise of the Put or Call if such Affiliate’s participation causes any delay in obtaining any Governmental Approval required to close such transactions.

24. Effective upon the Consummation, the first sentence of Section 7.5 shall be deleted in its entirety and replaced with the following: A transfer of a majority of the capital stock or other equity interests in the Person that owns Interests or in a Person that directly or indirectly owns a majority of the capital stock or other equity interests in the Person that owns the Interests shall be deemed to be a transfer of the Interests, subject to the provisions of Section 7.1, 7.3, and 7.4 hereof if and to the extent applicable by virtue of the provisions of Section 7.3(a); provided, however, that any transfer of a majority of the capital stock or other equity interests of CBI shall not be subject to Section 7.4 hereof.

25. Effective upon the Consummation, Section 7.8 is deleted in its entirety and replaced with the following:

7.8	Other Encumbrances on a Member’s Interest. Notwithstanding anything to the contrary in this Agreement or the Act, a Member may not (a) directly pledge, hypothecate or otherwise encumber all or any portion of its Interest, without the consent of all Members or (b) pledge, hypothecate or otherwise encumber its interest in any entity which owns all or any portion of its Interest. A pledge, hypothecation or other encumbrance of all of a Member’s Interest shall not cause such Member to cease to be a member of the Company.

26. Effective upon the Consummation, the lead-in paragraph to Section 10.8 is deleted in its entirety and replaced with the following:

10.8.	Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or made (i) upon delivery if delivered personally (by courier service or otherwise), (ii) upon confirmation of dispatch if sent by facsimile transmission (which confirmation shall be sufficient if shown on the journal produced by the facsimile machine used for such transmission), (iii) three days after being mailed by first-class mail, postage prepaid and return receipt requested, and (iv) upon the next business day if sent by recognized national overnight courier services, and all legal process with regard hereto shall be validly served when served in accordance with applicable law, in each case to the applicable addresses set forth below (or such other address as the recipient may specify in accordance with this Section):

27. Effective upon the Consummation, Section 10.8 of the Agreement is amended by adding the following notice addresses for Cingular:

Cingular

Cingular Wireless LLC
5565 Glenridge Connector
Atlanta, GA 30342
Attn: General Counsel
Fax: 404-236-6145

with a copy to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attn: Janine Brown
Fax: 404-881-7777

28. Effective upon the Consummation, Schedule 6.11 is deleted in its entirety and replaced with “Intentionally Deleted.”

29. Effective upon the Consummation, Section B.1 of the Agreement and Amendment No. 1 To Operating Agreement of Cincinnati Bell Wireless LLC is deleted in its entirety and replaced with “Intentionally Deleted.”

30. Effective upon the Consummation, Section B.2 of the Agreement and Amendment No. 1 To Operating Agreement of Cincinnati Bell Wireless LLC is deleted in its entirety and replaced with the following:

     References to “Company Communications Services” in the Agreement shall be deemed to include mobile wireless telecommunications services provided on the GSM/GPRS System.

31. Effective upon the Consummation, Section B.3 of the Agreement and Amendment No. 1 To Operating Agreement of Cincinnati Bell Wireless LLC is deleted in its entirety and replaced with “Intentionally Deleted.”

B. Additional Agreements of the Parties.

1. Notwithstanding anything herein to the contrary, none of Cingular, AT&T or AT&T PCS shall have any obligation to CBI or its Affiliates to cause the consummation of the Merger.

2. Notwithstanding any provision to the contrary in Article 7 of the Agreement, subject to Section B.3 below, AT&T PCS, AT&T, CBW, and the Company agree that from the Effective Date until the termination of the Merger Agreement, the AT&T PCS Member Group may not sell or transfer (other than in accordance with Section 7.2 and other than pursuant to the Merger) its Interests in the Company or any capital stock or other equity interest in a Person that directly or indirectly owns the Interests in the Company, other than (a) a sale to a third party pursuant to Section 7.4(a) of the Agreement, or (b) or other than a sale or disposition required by a regulatory or governmental authority in connection with the Merger. At such time as the AT&T PCS Member Group may be entitled to sell or transfer its Interests upon the termination of the Merger Agreement, then the Company, CBW and CBI agree to cooperate in the AT&T PCS Member Group’s sales process as required in the Operating Agreement. Notwithstanding anything herein to the contrary, nothing in the Agreement or in this Amendment shall prohibit or restrict, or require any approval or consent in connection with, the closing of the Merger. If a sale or disposition is required by a regulatory or governmental authority as described in clause

(b) above, then such sale shall be subject to CBW Member Group’s right of first refusal in Article 7 of the Agreement; provided, however, that the parties agree to shorten the time periods in Article 7 (proportionately among the various time periods unless mutually agreed otherwise by the parties) to allow the sale or disposition to occur as required by the regulatory or governmental authority.

3. Notwithstanding any provision to the contrary in Article 7 of the Agreement, effective upon the Consummation, AT&T PCS, AT&T, CBW, CBI, the Company and Cingular agree that until September 30, 2005, the AT&T PCS Member Group may not sell or transfer (other than in accordance with Section 7.2) its Interests in the Company or any capital stock or other equity interest in a Person that directly or indirectly owns the Interests in the Company, other than (a) a sale to a third party pursuant to Section 7.4(a) of the Agreement, (b) other than a sale to CBI and/or its Affiliates pursuant to Sections 7.4(c) and (d) of the Agreement, or (c) a sale or disposition required by a regulatory or governmental authority in connection with the Merger. If a sale or disposition is required by a regulatory or governmental authority as described in clause (b) above, then such sale shall be subject to the right of first refusal in Article 7 of the Agreement; provided, however, that the parties agree to shorten the time periods in Article 7 (pro rata among the various time periods unless mutually agreed otherwise by the parties) to allow the sale or disposition to occur as required by the regulatory or governmental authority.

4. [Intentionally omitted]

5. Cingular, CBI and the Company agree to enter into discussions within a reasonable time following the Consummation, but in no event later than 45 days after the Consummation, regarding a potential strategic transaction between such parties. Either party shall be entitled to end such discussions upon written notice to the other party of such intention, and the obligation regarding such discussions shall end upon the date that AT&T PCS or its Affiliates no longer owns the Interests. The parties agree that there shall be no obligation on either party to continue discussions or to enter into a strategic transaction.

6. The parties agree that if within six (6) months of the closing of the purchase of the AT&T PCS Member Group’s Interests in the Company pursuant to Sections 7.4(c) or (d) of the Agreement, the CBW Member Group enters into a letter of intent, agreement to sell or similar document (the “Sale Document”) to sell or transfer (including by merger), other than to a Section 7.2 Transferee, any Interests in the Company or any capital stock or other equity interests in a Person that directly or indirectly owns the Interests (other than capital stock or other equity interests of CBI) or a series of such transactions, then CBI shall pay in cash by wire transfer of immediately available funds to Cingular, in the case of a sale of the Interests, upon the closing of such transaction or transactions the value of any consideration received upon such sale or transfer to a third party for up to the first 19.9% Interest sold in excess of the Put Value or Call Value, as the case may be, paid to the AT&T PCS Member Group pursuant to Sections 7.4(c) or (d) of the Agreement, as the case may be. In addition, for the purposes of this Section B.6, to the extent the CBW Member Group receives consideration other than cash for its sale of the Interests or for the sale of the capital stock or other equity interests in the Person that directly or indirectly owns the Interests, then the value of such consideration shall be its Fair Market Value as of the closing date of such transaction or transactions as determined using procedures identical to the procedures for determining Fair Market Value set forth in Section 7.7 of the Agreement. To the extent CBI or CBW sells or transfers to a third party less than a 19.9% Interest, then in determining the excess, the amount received by the AT&T PCS Member Group shall be adjusted proportionately. If CBI or CBW enters into a Sale Document for the sale of any capital stock or other equity interests in a Person that directly or indirectly owns the Interests (other than capital stock or other equity interests of CBI), then the amount of excess to be paid upon the closing of such transaction to the AT&T PCS Member Group shall be calculated based on the percentage ownership of the Interests held indirectly by such entity. By way of example, if CBI sells to a third party a 19.9% Interest in the Company for $100.0 million and CBI had paid AT&T PCS $85.0 million for AT&T PCS’ 19.9% Interest, then CBI would pay AT&T PCS $15.0 million dollars ($100,000,000 — $85,000,000 = $15,000,000). By way of further example, if CBI sells to a third party 50% of CBW for $250.0 million dollars and if CBI had paid AT&T PCS $83.0 million dollars, then CBI would pay AT&T PCS $16.5 million dollars ($250,000,000/50 = $5,000,000 per percent indirect ownership of the Company. $5,000,000 * 19.9 = $99,500,000. $99,500,000 — $83,000,000 = $16,500,000.) Subject to the Consummation, this provision survives the termination of the Agreement and this Amendment.

7. The parties agree that the Merger does not trigger the right of first refusal in Section 7.3 of the Agreement or in Section 9.2 of the Construction Services, Management and Switching Agreement dated October 16, 2003 between the Company and AT&T PCS (the “Construction Services Agreement”).

8. For greater certainty and as a clarification, the parties agree that following the Merger, AT&T PCS and any Section 7.2 Transferee of its Interest shall be entitled to exercise the rights set forth in Section 7.4 (Tag-Along Right; Put; Call). The parties expressly acknowledge and agree that the clarifications set forth above are not intended to limit the rights that are available to AT&T PCS or Cingular following the Merger.

9. (a) AT&T PCS will not extend the Construction Services Agreement beyond April 30, 2007 and this Amendment shall serve as written notice of non-renewal in accordance with Section 6.1 of such agreement; (b) promptly following the Consummation, AT&T PCS and the Company will enter into the Long-Term De Facto Transfer Spectrum Lease Agreement attached hereto as Exhibit C, and upon the effectiveness of such lease, the Construction Services Agreement will be terminated; (c) so long as the Merger Agreement has not been terminated, AT&T PCS will not give written notice to the Company of non-renewal of the Short-Term De Facto Transfer Spectrum Lease Agreement, dated as of March 31, 2004, between AT&T PCS and the Company (the “Cincinnati Spectrum Lease”), pursuant to Section 3.1 thereof, and AT&T PCS will not terminate the Cincinnati Spectrum Lease pursuant to Section 3.2(e) thereof; (d) so long as the Merger Agreement has not been terminated, AT&T PCS and the Company will jointly file, on March 15, 2005, with the Federal Communications Commission (the “FCC”) an application for approval to convert the existing Cincinnati Spectrum Lease into a long-term de facto transfer spectrum lease with a term ending September 30, 2005; (e) promptly following the Consummation, if the Consummation occurs prior to the expiration of the Cincinnati Spectrum Lease, AT&T PCS and the Company will jointly file with the FCC an application for approval to convert the existing Cincinnati Spectrum Lease into a long-term de facto transfer spectrum lease with a term ending on the earlier of September 30, 2005, or a Terminating Triggering Event (as defined below); (f) promptly following the Consummation, if the Consummation occurs after AT&T PCS and the Company have entered into the long-term de facto transfer spectrum lease agreement pursuant to clause (d) above, AT&T PCS and the Company will amend the termination provisions of such agreement to cause the agreement to terminate upon the earlier of September 30, 2005, or a Terminating Triggering Event (as defined below); and (g) the third, fourth, fifth and sixth sentences of Section 9.2(a) and the entire Section 9.2(b) of the Construction Services Agreement regarding a right of first refusal are hereby terminated, and the fifth sentence of Section 9.2(a) is amended to read as follows: Licensee may assign the License provided that Licensee shall cause the assignee of such Spectrum to agree to accept assignment of the Agreement from Licensee and to be bound by the terms of this Agreement with respect to the assigned Spectrum simultaneously with the closing on the assignment of such License, if such closing occurs prior to the expiration of this Agreement.

     (b) For the purposes of this Section B.9, a Terminating Triggering Event means:

     (1) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Designated Wireless Carrier (alone or in combination with any other Designated Wireless Carrier) of 50% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock or membership interests of any CBI Entity;

     (2) occupation of a majority of the seats (not counting any vacant seats) on the board of directors or managers of any CBI Entity by persons who were nominated or appointed by any Designated Wireless Carrier (alone or in combination with any other Designated Wireless Carrier);

     (3) the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of any CBI Entity to any Designated Wireless Carrier (alone or in combination with any other Designated Wireless Carrier);

     (4) the acquisition of ownership, directly or indirectly, beneficially or of record, by any CBI Entity of 50% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock or membership interests of any Designated Wireless Carrier;

     (5) occupation of a majority of the seats (not counting any vacant seats) on the board of directors or managers of any Designated Wireless Carrier by persons who were nominated or appointed by any CBI Entity;

     (6) the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of any Designated Wireless Carrier to any CBI Entity; or

     (7) any Designated Wireless Carrier becoming an Affiliate of any CBI Entity.

     A “CBI Entity” shall mean CBI, CBW, the Company, or any Affiliate of any of the foregoing that is engaged, directly or indirectly, in the business of providing wireless communications services in either the Cincinnati or Dayton BTA, or any successor or assign of any of the foregoing. A “Designated Wireless Carrier” shall mean any of the ten (10) largest carriers in the United States, determined with reference to the total number of subscribers, or any Affiliate thereof, or any successor or assign of the foregoing, which until the first anniversary of the date hereof, shall be Cingular/AT&T Wireless, Verizon, Sprint, Nextel Communications, T-Mobile USA, ALLTEL, US Cellular, Leap Wireless, Western Wireless and Triton PCS.

     (c) It is the intent of the parties that a Designated Wireless Carrier should not be entitled to benefit from the spectrum being leased by AT&T PCS to the Company or to control, directly or indirectly, the entity leasing the spectrum. Notwithstanding the definition of Terminating Triggering Event, CBI, CBW and the Company agree that they will not structure a transaction in a way to circumvent the intent of the parties stated above.

10. Following Consummation, Cingular, CBI and the Company shall endeavor to negotiate the development of a national accounts program on commercially reasonable terms (including commercially reasonable exclusions) whereby Cingular would extend to enterprise clients (“Enterprise Clients”) of CBI and the Company that are based in the Company’s operating territory, but which have offices and/or personnel located outside of the Company’s operating territory (that are within Cingular’s operating territory), discounts and other incentives that would be based upon each such Enterprise Client’s volume of service usage and/or commitment to certain revenue thresholds. Cingular shall have no corresponding obligation to extend a similar program to its enterprise clients which have offices located in the Company’s territory to use the Company.

11. Upon the Consummation, except to the extent set forth on Schedule B.11, the parties hereto agree that any and all agreements by or among CBI, CBW, the Company or any Affiliate thereof, on the one hand, and AT&T PCS, Cingular or any Affiliate of either, on the other hand, in any way relating to the Company or the Business shall terminate and be of no further force or effect, and all provisions thereof (including provisions thereof which purport to survive following termination) shall terminate. The parties agree to execute upon the Consummation a release agreement in the form attached hereto as Exhibit D (the “Consummation Release”). The schedule to the Consummation Release will include the claims as of the Effective Date that will survive after the Consummation. The parties shall only be entitled to add claims to such schedule after the Effective Date and prior to the Consummation to the extent such party adding the claim reasonably believes it to be bona fide and arise from facts, circumstances, events, matter or omissions that occur after the Effective Date and prior to the Consummation. For greater certainty and as a clarification, the parties agree that, effective upon the Consummation, all provisions contained in any agreement relating to the Business or operations of the Company that require exclusivity or prohibit or restrict any activity, operation or ownership by any Member or any Affiliate thereof that may be competitive with the business of the Company or that require AT&T PCS or any Affiliate of AT&T PCS to prefer, or engage in any activity exclusively with, or to cause their subscribers to prefer, the Company or its systems, shall be terminated and of no further effect.

12. Each of CBI, on behalf of itself and its Affiliates, and the Company, on behalf of itself and its Affiliates, hereby covenants and agrees not to bring, commence, prosecute, maintain or cause or permit to be brought, commenced, prosecuted or maintained any suit, action or proceeding, either at law or in equity, in any court or before any other Governmental Authority (i) regarding the Merger or on account of Cingular’s acquisition of AT&T and AT&T PCS or (ii) challenging the enforceability of this Sections B.12, or otherwise seek to cause any Governmental Authority to refuse to issue any consent to the Merger. The foregoing covenant not to sue may be raised or pleaded in any action or other proceeding which may be brought, instituted or taken by CBI, on behalf of itself, its Affiliates or any other Person, and/or by the Company, on behalf of itself, its Affiliates or any other Person, or by any of their respective successors or assigns. The foregoing covenant not to sue shall not be deemed or construed to be an acknowledgement or agreement by Cingular, AT&T or AT&T PCS that CBI or the Company has any claim or standing to challenge the Merger in any way.

13. No party to this Amendment will issue or allow its Affiliates to issue any press release or make any other public announcements concerning this Amendment except with the prior approval (not to be unreasonably withheld or delayed) of the other parties; provided, however, any party may make any such disclosure, public statements or announcements that it deems to be necessary and appropriate, after consultation with legal counsel, to comply with the rules or regulations of any securities exchange in connection with this Amendment and the transactions contemplated hereby and may make any and all such statements such party deems to be appropriate in any and all filings, prospectuses and other similar documents. Such party shall use reasonable efforts to provide the other parties with a copy of any such statements before any publication of same with a reasonable opportunity to review such disclosure; provided that, if the content of such statements is substantially similar to the content of a statement or disclosure previously provided to the other parties that was not objected to or revised by such other party, such disclosing party shall have no obligation to provide the other parties with a copy of such statement or disclosure. If agreeable, the parties may issue a joint press release.

14. If the Merger Agreement is terminated, this Amendment will terminate and (a) Cingular shall have no liability or obligation to any other party hereto in respect of this Amendment, (b) AT&T and AT&T PCS shall have no liability or obligation to any other party hereto in respect of this Amendment other than for any non-compliance with the standstill provisions of Section B.2 hereof, and (c) CBI and CBW shall have no liability or obligation to any other party hereto in respect of this Amendment other than for any non-compliance with Sections B.7, B.9(g) or B.12 hereof.

15. Subject to the Consummation, Cingular agrees to provide any assistance it deems reasonable upon request by CBI, CBW and/or the Company in order for them to establish, maintain and operate international roaming arrangements and relationships.

16. Upon Consummation, the parties agree to continue in effect the National Account Carrier Agreement between Company and AT&T Wireless Services National Accounts, Inc. (“AWSNA”), effective as of October 16, 1998, as amended, but only as to those provisions thereof which address the support of “National Accounts” (as that term is defined in the National Account Carrier Agreement) existing as of the Effective Date. Specifically, provisions of the National Account Carrier Agreement which permit AWSNA to refer additional National Accounts to Company (including without limitation, Section 1 thereof) shall not apply following Consummation; provided, however, that AWSNA and/or Cingular shall have the right to continue to submit “Customer Service Requests” (as defined in the National Account Carrier Agreement) to add “Users” (as defined in the National Account Carrier Agreement) with respect to existing National Accounts. The National Account Carrier Agreement shall terminate, and be of no further force or effect, upon the termination or expiration of AWSNA’s last remaining

“National Account Agreement” (as defined in the National Account Carrier Agreement) with a National Account existing as of the Effective Date.

17. Company agrees to discontinue broadcasting the 2049 SOC code within the Cincinnati and Dayton BTAs within ninety (90) days following Consummation. If a potential customer impact is identified, the parties agree to discuss whether there are ways in which the customer impact caused by the discontinuation can be minimized or eliminated. During the foregoing ninety (90) day period, Company shall ensure that its customers do not partner with or otherwise favor Cingular System Identification (“SID”)/Billing Identification (“BID”) codes. During the thirty (30) month period following Consummation, Cingular agrees that it will not broadcast the 2049 SOC code within the Cincinnati and Dayton BTAs. Cingular shall endeavor to provide to Company 90 days notice prior to resuming the use of 2049 SOC code within the Cincinnati and Dayton BTAs.

18. Upon the Consummation, as provided in Section B.11 above and without limiting the generality of Section B.11, the parties have agreed that the Global Signaling Network ISUP Services Agreement, dated July 13, 2000, between Global Signaling Network, Inc. (an affiliate of AT&T) and Company, and the North American Cellular Network Services Agreement, dated July 13, 2000, between North American Cellular Network, Inc. (an affiliate of AT&T) and Company (collectively, the “Signaling Agreements”), together with the Transition Agreement, dated as of October 16, 2003, between AT&T and Company (the “Transition Agreement’), shall terminate and be of no further force or effect, to the extent that each such agreement has not already terminated. Notwithstanding the foregoing, during the six (6) month period following Consummation, the parties agree as follows:

(a)	AT&T shall use commercially reasonable efforts to transfer to Company, as soon as practicable (e.g., taking into consideration obtaining all required approvals therefor), the signaling point codes currently assigned to the “TMDA Switches” (as defined in the Transition Agreement) within the Cincinnati and Dayton BTAs, whereupon Company shall assume full responsibility for the ownership and maintenance of such signaling point codes (including any and all costs associated therewith). All costs and expenses incurred in connection with the foregoing transfer shall be shared equally by AT&T and Company.

(b)	AT&T will permit Company to use such signaling point codes.

(c)	AT&T agrees to provide any assistance reasonably required by Company to transition away from the services provided under the Signaling Agreements; provided, however, that to the extent that such transition assistance includes the provision of services contemplated under the Signaling Agreements, the applicable terms and conditions of such Signaling Agreements (including fees and payment terms thereunder) shall apply to such transition assistance. Except for amounts payable by Company under the Signaling Agreements, each party shall bear its own costs and expenses associated with the foregoing transition.

(d)	Cingular and the Company agree to enter into discussions regarding a potential direct connection between the Company network and Cingular’s network;

provided, however, that the parties further agree that there shall be no obligation on either party to agree to any such direct connection.

19. In the event that the Consummation does not occur prior to December 31, 2004, the Roaming Administration Service Agreement, dated as of December 31, 1998, between AT&T and Company (the “RASA”), shall terminate as of December 31, 2004 (pursuant to the notice of termination previously provided to Company), and be of no further force or effect. If the Consummation occurs prior to December 31, 2004, the parties agree to continue the RASA in effect for the period of time ending six (6) months following Consummation, at which point the RASA shall terminate and be of no further force or effect. During such period of time, Company shall continue to have access to those Intercarrier Roaming Services Agreements (as provided for in Section 1 of the RASA) that it had access to immediately prior to Consummation, unless and until (a) each such Intercarrier Roaming Services Agreement expires or is terminated or amended for any reason, (b) the applicable “Other Wireless Carrier” (as defined in the RASA) revokes its consent to extend the Intercarrier Roaming Services Agreement to Company, or (c) Company negotiates a separate roaming relationship with the applicable Other Wireless Carrier. Notwithstanding the foregoing, Company agrees to use its best efforts to transition away from each Intercarrier Roaming Services Agreement with each Other Wireless Carrier covered by the RASA as soon as possible following Consummation. To the extent that Cingular is aware of the impending expiration, termination or amendment of an Intercarrier Roaming Services Agreement (or revocation of an Other Wireless Carrier’s consent), Cingular shall endeavor to provide notice thereof to Company. Upon the termination of Company’s access to an Intercarrier Roaming Services Agreement, Cingular’s obligation to provide Roaming Administration Services with respect to the applicable Other Wireless Carrier shall also terminate. Company acknowledges that Cingular’s agreement to extend the RASA beyond Consummation is solely for the convenience of Company and shall not be construed in any way to obligate Cingular to continue in effect any such Intercarrier Roaming Services Agreements or to obtain the consent of any applicable Other Wireless Carrier to continue to extend its Intercarrier Roaming Services Agreement to Company. Without limiting the generality of the foregoing, from and after the Effective Date, no additional providers will be added to the list of Other Wireless Carriers, whether or not such Other Wireless Carriers agree to extend their relationships to Company. During the period of time following the Effective Date and prior to Consummation (or December 31, 2004, if earlier), AT&T shall provide any commercially reasonable assistance requested by Company to transition the provision of the Roaming Administration Services (as defined in Section 2 of the RASA) to Company. Both parties acknowledge and agree that the RASA, and Company’s access to Intercarrier Roaming Services Agreements with Other Wireless Carriers, only applies to TDMA-based wireless telecommunications service/systems.

20. Each party hereto represents that (a) it has the corporate or limited liability company power and authority necessary to execute and deliver this Amendment and to perform its obligations hereunder, (b) the execution, delivery and performance by such party of this Amendment have been duly and validly authorized by all necessary corporate or limited liability company action in respect thereof, (c) the execution, delivery and performance by such party of this Amendment will not conflict with the terms of any material agreement, law, order or instrument binding upon such party, and (d) the execution, delivery and performance by such party of this Amendment do not require any consent, declaration to, or filing with any governmental authority or any other Person that has not been obtained.

21. All other terms and conditions of the Agreement in all other respects remain unmodified and in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

AT&T WIRELESS PCS, LLC

By AT& T WIRELESS SERVICES, INC.
Its Manager

By:

Name:

Title:

AT&T WIRELESS SERVICES, INC.

By:

Name:

Title:

CINCINNATI BELL WIRELESS
HOLDINGS LLC

By:

Name:

Title:

CINCINNATI BELL INC.

For the limited purposes of Sections A.19, A.22, A.23, B.1, B.2, B.3, B.5, B.6, B.8, B.9, B.10, B.11, B.12, B.13, B.14, B.15, B.19, B.20 and B.21 hereof

By:

Name:

Title:

CINCINNATI BELL WIRELESS LLC

By:

Name:

Title:

CINGULAR WIRELESS LLC

For the limited purposes of Sections B.1, B.3, B.5, B.6, B.8, B.9, B.10, B.11, B.12, B.13, B.14, B.15, B.16, B.17, B.18, B.19, B.20 and B.21 hereof:

By:

Name:

Title: